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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 NEW CF&I, INC.

    FIRST. The name of this corporation shall be NEW CF&I, INC.

    SECOND. Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and its registered agent at such address is The Corporation Trust Company.

    THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH. The total number of shares which the corporation shall have authority to issue is 100 shares of capital stock, and the par value of each such share is $1.00 per share.

    FIFTH: The name and mailing address of the incorporator is as follows:

           James R. Moore
           Schwabe Williamson & Wyatt
           Suites 1600-1950 Pacwest Center
           1211 SW Fifth Avenue
           Portland, Oregon 97204

    SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the corporation, but the stockholders may make additional bylaws and may also repeal any bylaw whether adopted by them or otherwise.

    SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

    EIGHTH. The corporation shall have the authority to enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) to both indemnify them and advance to them the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware as the same presently exist or may hereafter be amended, changed, or modified.

    NINTH. The corporation shall indemnify its officers and directors, and advance expenses in connection with such

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indemnification, to the full and complete extent permitted in Section 145 of the
General Corporation Law of the State of Delaware.

    TENTH. No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify under penalty of perjury that the acts herein stated are true, and I have accordingly hereunto set my hand this 27th day of May, A.D., 1992.

                                                      JAMES R. MOORE
                                                      --------------
                                                       Incorporator

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